Exhibit 4.4

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 6, 2014 (the “Merger Agreement”), among Vision Holding Corp. (“VHC”), Nautilus Acquisition Holdings, Inc., and Nautilus Merger Sub, Inc., it is expected that Nautilus Merger Sub, Inc. will merge with and into VHC with VHC as the surviving corporation and a wholly-owned indirect subsidiary of Nautilus Parent, Inc. (the “Company”) (the “Merger”) effective on March 13, 2014 (the “Closing Date”);

WHEREAS, immediately preceding the Merger, VHC maintained the VHC 2013 Equity Incentive Plan pursuant to which certain stock options were granted; and

WHEREAS, in connection with the closing of the Merger, the Company amended and restated, assumed and adopted the VHC 2013 Equity Incentive Plan in the form of this Amended and Restated 2013 Equity Incentive Plan, effective as of the Closing Date and granted options hereunder, which constitute Rollover Options within the meaning of the Equity Agreements; and

WHEREAS, after the closing of the Merger, on March 13, 2014, it is expected that VHC will merge with and into National Vision, Inc., a corporation formed under the laws of the State of Georgia, with National Vision, Inc. as the surviving corporation after such merger.

1.             DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.  Any capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Management Stockholder’s Agreement.

2.             PURPOSE

The Plan has been established to attract, retain and motivate the employees, officers, directors, and consultants of the Company and its Affiliates, and to advance the interests of the Company by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company or compensation based on fulfilling certain performance goals. The Plan is a “compensatory benefit plan” within the meaning of Rule 701 under the Securities Act of 1933 (the “Securities Act”), as amended, and all Awards granted under the Plan are intended to qualify for an exemption from the registration requirements (i) under the Securities Act, pursuant to Rule 701 of the Securities Act or another applicable exemption, and (ii) under applicable state securities laws.

3.             ADMINISTRATION

The Administrator has full discretionary authority, subject only to the express provisions of the Plan, to interpret, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award; administer the Plan; modify or waive the terms and conditions of any Award (including by extending the term or period of exercisability of any Awards (subject to the limitations set forth in Section 6(b)(iv) of this Plan), and modifying the purchase price or exercise price of any Award (subject to the limitations set forth in Section 6(a)(x) of this Plan)); prescribe forms, rules and procedures; and otherwise do all things necessary or advisable to carry out the purposes of the Plan. Awards may, in the discretion of the Administrator, be made under this Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or an Affiliate or a company acquired by the Company or with which the Company combines. The Administrator shall have full and exclusive discretionary power to adopt rules, forms, instruments and guidelines for administering this Plan as the Administrator deems necessary or proper. All actions taken and all interpretations and determinations of the Administrator or the Board (or any other committee or sub-committee thereof), as applicable, made under the Plan will be final and conclusive and will bind all interested parties (including, without limitation, Participants and their beneficiaries or successors). The Administrator may delegate to one or more of its members (if any), one or more officers of the Company or any Affiliate, or one or more agents or advisors such administrative duties or powers as it may deem advisable. The Administrator shall not be liable for and the Company shall indemnify and hold harmless the Administrator from and against any action taken or omitted to be taken by the Administrator in connection with the Plan, except for such actions or omissions arising from or as a result of the Administrator’s own willful misconduct.

4.             STOCK SUBJECT TO THE PLAN

(a)            Number of Shares of Stock. A maximum of 332,399 shares of Stock may be delivered in satisfaction of Awards under the Plan, subject to adjustment under Section 7 hereof. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without consideration (i.e., Stock or cash) therefor, the shares of Stock subject to such Award to the extent of any such forfeiture, cancellation, expiration, or termination shall not again be available for Awards under the Plan.

(b)            Type of Stock. Shares of Stock delivered by the Company under the Plan may be authorized but unissued shares of Stock or previously issued shares of Stock acquired by the Company. Unless the Administrator determines otherwise, no fractional shares of Stock shall be issued with respect to an Award.

5.             ELIGIBILITY AND PARTICIPATION

Participants are among those key employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, have made a significant contribution to the success of the Company and its Affiliates. Stock Options may only be granted to those key employees, directors and consultants and advisors with respect to whom the Company is an “eligible issuer” within the meaning of Section 409A of the Code. Designation of a Participant in any year shall not require the Administrator to designate such Person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

6.             RULES APPLICABLE TO AWARDS

(a)            All Awards

i.              Award Provisions. The Awards granted hereunder are subject to terms and conditions of the applicable Award Agreement and the terms and limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan.

ii.             Term of Plan. No Awards may be granted under the Plan after the Effective Date; however, previously granted Awards may continue beyond that date in accordance with their terms.

iii.           Transferability. Except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(iii), no Awards may be transferred other than by will or by the laws of descent and distribution. The Administrator may permit Awards to be transferred by gift, subject to such limitations as the Administrator may impose.

iv.            Vesting, Exercisability, Etc. Any Award shall be fully exercisable pursuant to the terms of the applicable Award Agreement, and if not expressly provided otherwise in a Participant’s Award Agreement, the following rules will apply: immediately upon the termination of the Participant’s Employment, each exercisable Award that is then held by the Participant or by the Participant’s Transferee, if any, will cease to be exercisable and will terminate, except that:

(A)             subject to (B), (C) and (D) below, all Stock Options held by a Participant or the Participant’s Transferee, if any, immediately prior to the termination of the Participant’s Employment by the Company without Cause, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of twelve (12) months following such termination of Employment or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(iv)(A), and will thereupon terminate;

(B)              all Stock Options held by a Participant or the Participant’s Transferee, if any, immediately prior to the Participant’s death or the date on which the Board determines in good faith that the Participant has a permanent Disability (the “Disability Date”) (if Cause does not exist on such date), to the extent then exercisable, will remain exercisable for the lesser of (i) a period of the twelve (12) months following the Participant’s death or the Disability Date or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(iv)(B), and will thereupon terminate;

(C)              all Stock Options held by a Participant or the Participant’s Transferee, if any, immediately prior to the termination of the Participant’s Employment will remain exercisable for the lesser of (i) a period of thirty (30) days following such termination of Employment if such termination is (x) for Cause or (y) Cause exists on such date or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(iv)(C), and will thereupon terminate;

(D)             all Stock Options held by a Participant or the Participant’s Transferee, if any, immediately prior to the voluntary termination of the Participant’s Employment by the Participant (other than due to death or the Participant’s permanent Disability), to the extent then exercisable, will remain exercisable for the lesser of (i) one-hundred and eighty (180) days following such termination of Employment or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(iv)(D), and will thereupon terminate.

v.              Taxes.

(A)             The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under an Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Administrator in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date that the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

(B)              Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. Notwithstanding anything contained herein to the contrary, the Administrator and the Company make no representations, warranties or guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.

vi.            Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to shares of Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A of the Code.

vii.           Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning any shares of Stock received hereunder, the Participant shall be required to file promptly a copy of such election with the Company.

viii.          Rights Limited. Nothing in the Plan will be construed as giving any Person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

ix.            Coordination with Other Plans. [Reserved].

x.             Section 409A of the Code. Notwithstanding anything to the contrary in this Plan or any Award agreement:

(A)             To the extent that the Plan and/or Awards are subject to Section 409A of the Code, the Administrator may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, United States Department of Treasury regulations and other interpretive guidance issued and still in effect thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the grant (“Section 409A Guidance”), (ii) preserve the intended tax treatment of any such Award, and/or (iii) comply with the requirements of Section 409A Guidance. This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan and Awards are exempt from or comply with Section 409A Guidance. In no event shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages that may be imposed on a Participant or any other Person for failing to be exempt from or comply with Section 409A of the Code.

(B)              Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A Guidance) as a result of his or her Separation from Service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such Separation from Service (or, if earlier, the period until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the date that immediately follows the end of such six (6)-month period or as soon as administratively practicable thereafter; provided, that if an Award is settled in cash, the payment shall be made by reference to the value of the shares of Stock on the six (6) month anniversary of the date of Separation from Service. Any remaining payments of nonqualified deferred compensation shall be made without delay and at the time or times such payments are otherwise scheduled to be made.

(b)           Awards Requiring Exercise

i.              Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the Participant may not be exercised until the latest of (i) the date that Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate Person, (ii) if applicable, the date that all payments required under the Award in accordance with Section 6(a)(v) and Section 6(b)(iii) hereof are received by the Administrator, and (iii) the condition specified in Section 6(b)(v) is satisfied. If the Award is exercised by any Person other than the Participant, the Administrator may require satisfactory evidence that the Person exercising the Award has the right to do so.

ii.             Exercise Price. The exercise price of each Stock Option is as set forth in the applicable Award Agreement.

iii.           Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be made by cash or check, at the election of the Participant, or by such other means as are permitted by the Administrator in its sole discretion or as set forth in the applicable Award Agreement.

iv.            Maximum Term. Stock Options have a maximum term not to exceed ten (10) years from the Original Date of Grant as set forth in the applicable Award Agreement.

v.              Equity Agreements. Unless the Administrator determines otherwise, receipt of shares of Stock pursuant to Awards under the Plan shall be conditioned upon the execution by the Participant or the Transferee, as applicable, of a joinder agreement pursuant to which such Participant or the Transferee, as applicable, shall become fully bound by the terms set forth in each of the Equity Agreements, unless the Participant or the Transferee, as applicable, is already fully bound by the terms set forth therein,.

(c)           Performance Awards. [Intentionally Omitted.]

7.             EFFECT OF CERTAIN TRANSACTIONS

(a)           Mergers, etc. In the event of a Change of Control, as provided in the applicable Award Agreement or, if not provided in such Award Agreement, as may otherwise be determined by the Administrator in its sole discretion, the Administrator may, to the extent determined by the Administrator to be permitted under Section 409A of the Code, but shall not be obligated to: (A) cancel such awards for Fair Market Value which for these purposes shall equal the excess, if any, of (x) the value (as determined by the Administrator in its sole discretion) of the consideration to be paid in the Change of Control transaction to holders of the same number of shares of Stock subject to such Stock Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the shares of Stock subject to such Stock Options) over (y) the aggregate exercise price of such Stock Options (and for the avoidance of doubt, any Stock Options having an exercise price equal to or greater than the value of the consideration to be paid in the Change of Control may be cancelled without payment in respect thereof); (B) provide for the issuance of substitute awards that will preserve in no less favorable a manner the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Administrator in its sole discretion; and/or (C) provide that (x) for a period of at least ten business days prior to the Change of Control, if a Participant elects to exercise any of his or her Stock Options, a Participant shall have the ability to request that shares of Stock be withheld to satisfy the payment of the exercise price of such Stock Options and/or to satisfy any tax withholding obligations that the Participant may incur as a result of such exercise and (y) that upon the occurrence of the Change of Control, such Stock Options shall terminate and be of no further force and effect.  For the avoidance of doubt, the treatment of Awards hereunder shall not be required to be uniform among Participants or types of Awards outstanding hereunder.

(b)           Adjustments. In the event of any stock split, spin-off, share combination, reclassification, change of the legal form, recapitalization, liquidation, dissolution, reorganization, merger, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence, the Administrator shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or (iii) take such other action (including, without limitation providing for payment of a cash amount to holders of outstanding Awards), in each case in its sole discretion as it deems reasonably necessary to address, on an equitable basis and subject to prohibitions under applicable law, the effect of the applicable corporate event on the Plan and any outstanding Awards, taking into account the potential tax consequences of any such adjustment or action under Section 409A of the Code.  Any such adjustment made or action taken by the Administrator in accordance with the preceding sentence shall be final and binding upon holders of Stock Options and upon the Company.

8.             CONDITIONS AND RESTRICTIONS ON STOCK; COMPLIANCE WITH LAW

The Administrator may impose such other conditions or restrictions on shares of Stock received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the shares of Stock received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the shares of Stock for investment and without any present intention to sell or distribute such shares of Stock. The certificates for shares of Stock may include any legend which the Administrator deems appropriate to reflect any conditions and restrictions applicable to such shares of Stock and the Company may hold the certificates pending lapse of the applicable restrictions.

The Company will not be obligated to deliver any Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares of Stock have been addressed and resolved, including, if applicable, compliance with the requirement of the Securities Act of 1933, as amended; (ii) if the outstanding shares of Stock are at the time of delivery listed on any stock exchange or national market system, the shares of Stock to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Share hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not be obtained.

Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, applicable requirements of the Securities Act of 1933, as amended, and with the applicable requirements of the stock exchanges or other trading systems on which the shares of Stock are listed or entered for trading, in each case as determined by the Administrator.

9.             AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that, except as otherwise expressly provided by the Plan or an Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely a Participant’s rights under an Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code) or regulatory authority, as determined by the Administrator.

10.           OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a Person bonuses or other compensation in addition to Awards under the Plan.

11.           MISCELLANEOUS

(a)           WAIVER OF JURY TRIAL. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PLAN AND ANY AWARD, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE, OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

(b)           Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any Person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 of the Code or Section 409A of the Code or by reason of Section 4999 of the Code.

(c)           Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law or regulatory authority deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to such laws or regulatory authority, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(d)           Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

(e)           No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company or its Affiliates to take any action which such entity deems to be necessary or appropriate.

(f)            Foreign Laws. To comply with the laws (including tax laws) in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or consultants, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which employees, directors or consultants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to employees, directors or consultants outside the United States to comply with applicable foreign laws; (iv) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and (v) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

(g)           Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(h)           Governing Law. This Plan and each Award (including, without limitation, the validity, construction, effect or performance hereof or thereof and any remedies hereunder or thereunder or related hereto or thereto) and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Plan or any Award or the negotiation, execution, performance or breach of this Plan or any Award shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions (whether Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)            Effective Date. The Plan, as amended and restated, became effective as of March 12, 2014 (the “Effective Date”).
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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board, except that the Board may delegate its authority under the Plan to a committee of the Board, in which case references herein to the Board shall refer to such committee. The Board may delegate: (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such employees or other Persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the Person or Persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option by reason of Employment for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A of the Code, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months.

“Award”: Any Stock Options granted hereunder.

“Award Agreement”: A written agreement, setting forth the terms and conditions of an Award.

“Board”: The Board of Directors of the Company.

“Cause”: shall have the meaning as set forth below, except with respect to any Participant who is employed by the Company or one of its Affiliates pursuant to an effective written Employment Agreement, if any, between the Company and/or one of its Affiliates and such Participant in which there is a definition of “Cause,” in which event the definition of “Cause” as set forth in such Employment Agreement shall be deemed to be the definition of “Cause” herein solely for such Participant and only for so long as such Employment Agreement remains effective.

In all other events, the term “Cause” means:

(i)                the commission by Participant of an act or acts of fraud, dishonesty, gross negligence or willful misconduct in the performance of his or her duties that does, or could, if continued or repeated, result directly or indirectly in significant gain or personal enrichment to Participant at the expense of the Company or in injury to the Company;

(ii)               commission by Participant of an act or acts constituting any felony or any criminal act involving moral turpitude, or any other criminal act involving dishonesty, disloyalty, fraud or theft with respect to the Company; or

(iii)              the material breach by Participant of any Restrictive Covenant; provided, however, that solely for purposes of the Plan and any Award Agreement granted hereunder, Participant shall not be deemed to have been involuntarily terminated for Cause unless and until the Company finds that, in the good faith opinion of the Board, Participant engaged or threatened to engage in conduct set forth above and specifying the particulars thereof in detail. In order for Cause to exist under the Plan and any Award Agreement, the Board shall deliver to Participant a demand in writing for performance or cure, which demand specifically identifies the manner in which the Board believes that the conduct of Participant falls within such subsection and details the Board’s requirements for Participant to “cure” such conduct, if appropriate, which “cure” period shall be not less than ten (10) days. Involuntary termination under the Plan and any applicable Award Agreement shall occur if and when Participant fails to “cure” within the time period given by the Board and in accordance with any other terms provided by the Board.

“Change of Control” shall mean (i) the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, Nautilus Acquisition Holdings, Inc. or National Vision, Inc. to any Person (or group of Persons acting in concert), other than to (x) the Sponsor or one or more of its controlled Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled Affiliates; or (ii) a merger, recapitalization, or other sale by  the Company, KKR Vision Aggregator LP, the Sponsor or any of their respective Affiliates, to a Person (or group of Persons acting in concert) of shares of Stock that results in more than 50% of the shares of Stock (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include (x) the Sponsor or its controlled Affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled Affiliates; and in any event of clause (i) or (ii), which results in the Sponsor and its controlled Affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Board or the board of directors of Nautilus Acquisition Holdings, Inc. or National Vision, Inc.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Nautilus Parent, Inc., a Delaware corporation.

“Disability”: shall mean the Participant’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

“Employment”: The employment or other service relationship (including, solely for the purposes of this Plan, as a director on the Board or any board of the Company’s Affiliates or as an independent contractor, consultant or otherwise) between a natural person, on the one hand, and the Company and/or its Affiliates, on the other hand.

“Employment Agreement”: With respect to a given Participant, one or more effective written contracts (whether or not related) providing for, relating to or in connection with the Employment of such Participant by the Company or one of its Affiliates, including any contract containing Restrictive Covenants, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Equity Agreements”: each of the (i) Management Stockholder’s Agreement, (ii) Sale Participation Agreement, and (iii) Option Rollover Agreement.

“Fair Market Value”: shall mean, if the Company is private, the fair market value of one share of Stock without a minority or liquidity discount on any given date, as determined reasonably and in good faith by the Board.  If the Company is public, then Fair Market Value shall mean the closing price of the shares of Stock on the date preceding the date of the event or action triggering the need for the determination of Fair Market Value.

“Management Stockholder’s Agreement”: shall mean that certain Management Stockholder’s Agreement between the applicable Participant and the Company.

“Option Rollover Agreement”: shall mean that certain Option Rollover Agreement between the applicable Participant and the Company.

“Participant”: A Person who is granted an Award under the Plan.

“Person”: Any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Plan”: This Amended and Restated 2013 Equity Incentive Plan as from time to time amended and in effect.

“Restrictive Covenants”: With respect to a given Participant, any restrictive covenant obligations of such Participant contained in an agreement between such Participant and the Company (or any Affiliate thereof) requiring such Participant to: (i) take certain actions (including, by way of example, assignment of intellectual property rights), and/or (ii) refrain from taking certain actions (including, by way of example, non-competition, no-hire, non-solicitation, confidentiality or other similar restrictive covenant obligations).

“Sale Participation Agreement”: shall mean that certain Sale Participation Agreement between the applicable Participant and KKR Vision Aggregator LP.

“Separation from Service”: A termination of Employment that is also a “separation from service” within the meaning of Section 409A of the Code.

“Sponsor”: Certain investment funds and entities affiliated with Kohlberg Kravis Roberts & Co. L.P.

“Stock “: Common stock of the Company, par value $0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Transferee”: shall mean, for any applicable Participant, the “Management Stockholder’s Estate” or “Management Stockholder’s Trust” collectively, as each term is defined in the Management Stockholder’s Agreement.